Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acadia Realty Trust

White Plains, New York

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 30, 2006, relating to the consolidated financial statements and schedule, appearing in the Company’s Report on Form 8-K filed on December 4, 2006, and our report dated March 8, 2006 on the effectiveness of Acadia Realty Trust’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

New York, New York

January 12, 2007